Exhibit 99.2

LML Payment Systems, Inc.
Fiscal 2008 3rd Quarter Conference Call
February 7, 2008; 3:30pm CT

Operator:	Ladies and gentlemen welcome to the LML Payment Systems 2008 Third Quarter Conference Call.

With us on the call today is Patrick Gaines, President and CEO of LML Payment Systems and Richard Schulz, Controller and Chief Accounting Officer of LML.

Everyone should have access to the press release which went out yesterday regarding this announcement. If not, the release is available on the LML Web site at www.lmlpayment.com.

Before we begin, we would like to remind everyone that the prepared remarks may contain forward-looking statements regarding future events and future performance of the corporation and management may make additional forward-looking statements in response to your questions.  These statements do not guarantee future performance; therefore, undue reliance should not be placed upon them. We refer all of you to the corporation’s most recent Form 10-K and 10-Q and Form 8-K filed with the Securities and Exchange Commission, as well as the Safe Harbor Statement in yesterday's press release for a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements.  The corporation assumes no obligation to revise any forward-looking projections that may be made in yesterday's release or today’s call.

At this time, I would like to turn things over to Mr. Patrick Gaines. Please go ahead, sir.

Patrick Gaines:	Thank you, operator.

Good afternoon everyone and thank you for joining us here today as we discuss results for the third quarter of fiscal year 2008.

We are pleased to report that overall revenue for the quarter increased to $3.39 million, a 124% increase from last year and a sequential increase from last quarter of 7%.

Revenue for the nine month period was just over $8 million, a 61% increase for the same period last year.

Both of these increases are primarily the result of including revenue from our subsidiary Beanstream Internet Commerce which we acquired on June 30, 2007.

Clearly, we are on pace to achieve record revenue this year and as we said in yesterday’s press release, we are anticipating revenue in excess of $11 million for fiscal 2008 which ends March 31, this year.

I’m going to ask Richard to comment on the rest of the financial information in more detail a little later on.

In our conference call last quarter, we explained that that quarter represented a true milestone in the Company’s development: we had acquired Beanstream; had reported our first quarterly financial results that included Beanstream; and showed significant financial improvement.

This last quarter just completed represents a milestone as well.

In addition to continued revenue growth, an important strategic and fundamental shift in the Company got underway; a shift that will change the face of the Company for some time to come: a shift designed to change the company from a check processing Company with some valuable Intellectual property to a true “Payments Technology” Company.

A Company that we anticipate will be poised to not only capitalize on the ever increasing use of electronic payments, but just as importantly, a Company positioning itself to take increasing advantage of  the convergence of electronic payments.

So what do we mean by payments convergence?

The advent of open computing standards and connectivity is allowing for payment types and related payment services to be brought together and delivered within the same environment in an efficient and effective manner.

The use of the internet as both a communication and product delivery medium, or tool, is quickly driving the convergence of payments.

In the past, different payment types and services were traditionally located on a vast array of payment platforms and individual silos and out of necessity, were provided by a number of vendors.

Convergence changes that paradigm.

The provision of Payment Types in the form of differentiated service offerings delivered through the payment chain from a single platform is the new paradigm and the key to adding value to customers.

The strategic implication of payments convergence for our company is paramount.

We already provide payment types that include ecommerce solutions such as online credit, online debit, and Electronic Fund Transfer, and are delivering these payment types as solutions in various forms such as: daily batch processing; monthly recurring billing; and weekly payroll today.

Add to the payment chain, additional services such as risk management, reconciliation and other back office tools and you quickly see the importance of convergence to Technology providers and customers alike.

The ability to offer all of these payment types whether it be credit/debit gateway, EFT, ACH and their related payment services, such as fraud protection, reconciliation, effectively and efficiently through a single processing platform is our primary product strategy.

It will require continued development and careful product management on our part. We believe we have the experience and the expertise to “Connect the Dots” between payment systems and services and deliver more value to clients through the payments chain.

Sales of our products are primarily conducted by Channel partners who this quarter helped us sign up over 450 new customers. I believe this volume of activity speaks to the efficiency of the channels. Naturally, these channels and these partners are important to us as they form a key part of our sales strategy.

With convergence and the integration of Beanstream as a backdrop, we also embarked upon an important transition for the company during the quarter.

We studied the trends in our industry where it is now clear that electronic payment types are being used far more frequently in transactions where checks or cash had been used in the past.

Just recently, in December 2007, the Federal Reserve released a study on non cash payment trends in the United States between 2003 and 2006 which confirmed our own evaluation based upon our experience that electronic payments are replacing paper and cash.

Secondly, we carefully analyzed our current services and product offerings. In reviewing each product and service, we considered profitability, future growth prospects, and whether each service could be consolidated onto our most efficient processing platform.

Then we took action. We began to migrate selected payment services onto a single processing platform and we made the determination to discontinue certain check services.

These actions allowed for us to concurrently move forward with the consolidation of our four data centers which were running two distinct processing platforms, into just two data centers, running a single processing platform.

Not only will this move allow us to commence realizing on the strategic objective of providing payment methods and types from a single platform, but it will significantly impact our financial performance as we expect this consolidation to reduce our cost of operations to the tune of about $1.5 million annually.

We expect to have this process complete in our current quarter which will mark the end of our fiscal year. When all is finalized, we expect to see the full operational and financial benefits commence this April, our fist quarter of fiscal 09.

Once again, Richard will address this in more detail.

The end result represents a fundamental shift that is designed to have a positive impact on the company both operationally and financially.

Generally, the integration of Beanstream has proceeded smoothly to date. This is largely a result of the good people at Beanstream and is a tribute to the professionalism and skill set of our own staff, particularly the folks at our data centers.

Revenue from our Intellectual property segment increased 4% from the same period last year. This is a very profitable business segment for us and continues to produce attractive margins.

We have had success in the past regarding the licensing of our intellectual property and expect to be in a position to license our newest intellectual property which we received a notice of allowance for and are now awaiting the actual issuance of the patent.

The latest figures released from NACHA indicate that 689 million paper checks were converted to electronic transactions at lock box locations in the last quarter of 2007 a 12.5 % increase year over year, while Web based transactions numbered just over 474 million for the same period.

While we did expect to have the reissued patent by now and are somewhat disappointed that we have not received it as yet, we continue to work with outside counsel to develop our strategy and evaluate our options and are confident that we will very soon be in a position to advance our licensing efforts.

Due to the sensitivities relating to licensing and enforcement issues we cannot provide any more details in this regard. However, we will certainly provide updates as circumstances allow and warrant.

Now I’ll ask Richard to cover off our financial results for the quarter in more detail.

Richard Schulz:	Thank you, Patrick.

As Patrick just mentioned, we had strong revenue growth this quarter and this is primarily attributable to the inclusion of our Transaction Payment Processing segment derived from our acquisition of Beanstream on June 30, 2007. As previously mentioned, we’ve extrapolated the results from operations into three operating segments being Transaction Payment Processing Operations, Intellectual Property Licensing Operations and Check Processing, Software Licensing Operations. Revenue from our TPP segment was just under $2.0 million for the quarter.  Gross profit was $974,000 or 49% of revenue.

Revenue from our Intellectual Property Licensing segment was $415,000 as compared to $398,000 for the prior year quarter, an increase in revenue of 4%.  Revenue from our Check Processing, Software Licensing segment was $998,000 for the current quarter as compared to $1.1 million for the prior year quarter, a decrease in revenue of $102,000. On a combined basis for these three segments, our earnings before income taxes were $1.1 million or 32% of revenue.

Non-GAAP net income for the quarter was $414,000 or $0.02 per share compared to a Non-GAAP net loss of $22,000 for the prior year quarter. Non-GAAP net income excludes stock-based compensation, depreciation and amortization, and other non-recurring items. For the nine months ended December 31, 2007, our Non-GAAP net income was $837,000 or $0.04 per share compared to a Non-GAAP net loss of $49,000 for the prior year nine months ended December 31, 2006. On a GAAP basis, our consolidated net loss for the quarter was $228,000 or $(0.01) per share as compared to a GAAP loss of $924,000 or $(0.05) per share for the prior year quarter. Our GAAP net loss for the nine months ended December 31, 2007 was $657,000 or $(0.03) per share compared to GAAP net loss of $1.2 million or $(0.06) per share for the prior year nine months ended December 31, 2006.

Cash provided by operating activities was $252,000 for the quarter versus cash used in operating activities of $242,000 for the prior year quarter, an increase in cash provided by operating activities of $494,000.

As Patrick discussed earlier, we’ve begun the process of migrating selected services onto a single platform and we decided to discontinue certain other services, consequently allowing us to proceed with the consolidation of our four data centers into two data centers. We believe the impact on revenue from the discontinuation of certain services to be approximately $640,000 per year while the cost savings relating to the data centers consolidation will be approximately $1.5 million per year. As we anticipate having this process complete in our current fiscal year’s fourth quarter, we expect to incur certain non-recurring expenses relating to the data centers consolidation including write-downs of equipment. Consequently, for the fourth quarter ending March 31, 2008, we’re forecasting a GAAP net loss of $982,000.

Going forward, we expect to see the benefits of these operational changes commencing in quarter one of our fiscal 2009 with a net increase to our income from operations of over $200,000 per quarter.

Now, I’ll turn the call back to Patrick for some closing remarks.

Patrick Gaines:	Thanks Richard.

In summary, much like Quarter two, the last quarter was a milestone quarter in and by itself.

Fundamental decisions and supporting actions were taken.

As our improving financial results indicate, we are clearly setting a new path for the company; one we believe is designed to take advantage of our expanded and refined product suite; our single processing platform and the opportunities the convergence of electronic payments will present as we strive to provide increasing value to customers through the payments chain.

We are excited about the opportunity before us both from an operational and intellectual property standpoint and remain committed to maximizing shareholder value.

Thank you and with that I’ll turn the call back to the operator so we can take a few questions.

Operator:
Thank you. Ladies and gentlemen, if you like to register for a question, you may press the “1” followed by the “4” on your telephone when you hear three prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the “1” followed by the “3”. If you are using a speaker phone, please lift your hand set before entering your request. One moment please, for our first question.

And our first question comes from the line of Martin Calvert with UBS Financials. Please proceed with your question.

Martin Calvert:
Hey, great quarter Pat and Richard. It was great. I think with your milestone, you are going to have to start saying this is a ten pound milestone, this is a 30 pound milestone because I look at this quarter as much better than the last quarter. And I'm actually looking to see how much new revenue is added by the 449 new customers in the next quarter that’s coming up.

I've got a few questions and as I look through this, I am really happy. I represent over million shares with my customers and myself. And I just have to say how pleased I am that what a turn around you've done with this company and moving this from a low margin declining business to a high margin, you know, high margin – one of the top, hottest sectors in the payment industries that are, you know, garnering 30% to 40% PEs. So I think, first of all, I just want to say a job well done.

My first question is, you know, I went over some of your existing value added with credit, debit, you have daily batch and that type of thing. Are there any other value added services that you're planning to offer in your suite of services that you can talk about?

Patrick Gaines:
Sure, Marty. We're also looking now at developing back office solutions that pertain to accounts receivable and electronic bill payment and presentment. Both of those services we’re looking to provide on an integrated basis so we can get the whole value chain due to the customer from authorization rate to integrate it into their financial statements.

So, it's really the B-2-B market segment which right now is worth about $136 billion that we’re looking at developing products for.

Martin Calvert:
That' great. That's awesome. That's really good, Pat. Thanks. I have two other questions. Your channel partners growth is just - I mean it's nothing short of phenomenal – but I mean, if being the person that I am, I mean do you have strategies for expanding into more channel partners and getting it out and what is your strategy in attracting more channel partners?

Patrick Gaines:
Well, the channel partners that, as we mentioned, are very important to us and they did a very good job for us in this last quarter. First thing we have to do is make sure that they are well supported. And like anything, the 80-20 rule is in effect with channel partners like in most cases. So, we need to support those channel partners with the best of our ability.

We basically have two types of channel partners – financial channel partners and technical channel partners. And we talk about the payment chain, usually the financial partners or the channel partners are found somewhere along that chain in delivering products to the customers. And that's where we like to pick them up.

As we develop new products and new services and even additional existing services, we'll look to bring on new channel partners from the technical and from a financial stand point there. Good question.

Martin Calvert:
Great, thanks. And just doing a little bit of extrapolation on your quarter year, I look at the 3.4% at a run rate with sequential growth into this year. And I come with a figure of like $14 million to $18 million for '09 as your top line revenue and that's without any accretive acquisitions or revenues from your newly issued IP. Am I in the ball park there, do you think?

Patrick Gaines:	Yes, Marty. I think that's very much in the ball park.

Martin Calvert:	Okay, great. And you also think that you'd be able to maintain your margin through that ball park?

Patrick Gaines:	We expect it, yes.

Martin Calvert:
Okay, great. And just keep doing what you're doing. I think that a lot of people are going to have to change their mindset because they view this as a patent story but you're really proving that you're building an engine – a revenue engine, a company engine underneath this patent story that could maybe even rival the potential revenues that we get from this patent if we ever get it from the printing office. I just want to say a good job.

Patrick Gaines:	Thanks Marty. We appreciate it.

Richard Schultz:	Thanks Martin.

Martin Calvert:	Thanks.

Operator:	Ladies and gentlemen, as a reminder to queue for a question, please press the “1” followed by the “3”. Oops, sorry - the “1” followed by the “4”.

And our next question comes from the line of Mr. Mike Hosey, with Fox and Company. Please proceed with your question.

Mike Hosey:
Yes, thank you. I'm pleased with the results of the quarter. I guess my question is on the - I don't know, waiting for the patent from the printing office to get that patent certificate and documentation. In light of that sort of patent, is this patent primarily taking into consideration the internet traffic business primarily? Am I correct in that assumption?

Patrick Gaines:	Well, the patent that we just received the notice of allowance for is just over 100 claims. And those claims describe processes for converting paper checks into electronic transactions.

Mike Hosey:	Right.

Patrick Gaines:	Some of those claims relate to the internet and some of them relate to the brick and mortar world.

Mike Hosey:	Yes, you're right.

Operator:	And our final question comes from the line of David Ferrari with Ferrari Investment Company. Please proceed with your question.

David Ferrari:	Hey, good quarter Pat. Good quarter Rich. I get to be on the call with you guys again. You guys are hitting the ball out of the park for the second quarter.

I’ve been with you guys as an investor I think going on about nine years now. And it has been a roller coaster and certainly I think there are all shareholders there listening out there. I think we've been all disappointed by the timeframe the PTO office has done to us in keeping the patent from getting out of the gate and capitalizing on intellectual properties.

Pat, are you pretty confident we're pretty close to that happening or is there communication going on with the printers at the patent office? And do we have any sense of timeframe on that?

Patrick Gaines:
No, we don't have any sense of timeframe other than we believe it would be very soon. It's been quite some time already as you know. The patent office will notify us at the same time it will notify everyone via their website as to when the patent issue actually prints.

From our understanding, it is lined up at the printer and sitting on a palette, waiting to be printed. And when we get it, of course we've been in the discussions with our outside council for some time and we do have a strategy and we're prepared to move very quickly once we have that patent in hand.

Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you to please disconnect your lines.

END